THE PERKIN-ELMER CORPORATION
         COMPUTATION OF NET INCOME (LOSS) PER SHARE
  (Dollar amounts in thousands, except per share amounts)


                                                                    June 30,   June 30,   June 30,  July 31,  July 31,
                                                                      1995       1994       1993      1992      1991

Weighted average number of common shares                              42,129    43,857     43,780    43,526    42,091

Common stock equivalents - stock options                                 515       816      1,173     1,169

Weighted average number of common shares used in
calculating primary earnings per share                                42,644    44,673     44,953    44,695    42,091

Additional dilutive stock options under paragraph #42 APB #15            120       172         97       280

Shares used in calculating
earnings per share - fully diluted basis                              42,764    44,845     45,050    44,975    42,091

Calculation of primary and
fully diluted earnings per share:

PRIMARY AND FULLY DILUTED:
Income (loss) from continuing operations                          $   66,877 $  73,978  $  24,444  $ 24,296 $ (16,384)

Income (loss) from discontinued operations                                     (22,851)     1,714    10,941    (2,020)

Income (loss) before cumulative effect of accounting changes      $   66,877 $  51,127  $  26,158  $ 35,237 $ (18,404)

Cumulative effect of accounting changes                                                   (83,098)

Net income (loss) used in the calculation of primary
and fully diluted earnings per share                              $   66,877 $  51,127  $ (56,940) $ 35,237 $ (18,404)

PRIMARY:
Per share amounts:

Income (loss) from continuing operations                          $     1.57 $    1.66  $     .54  $    .54 $    (.39)

Income (loss)from discontinued operations                                         (.52)       .04       .25      (.05)

Income (loss) before cumulative effect of accounting changes            1.57      1.14  $     .58  $    .79 $    (.44)

Loss from cumulative effect of accounting changes                                           (1.85)

Net income (loss)                                                 $     1.57 $    1.14  $   (1.27) $    .79 $    (.44)

FULLY DILUTED:
Per share amounts:

Income (loss) from continuing operations                          $     1.56 $    1.65  $     .54  $    .54 $    (.39)

Income (loss) from discontinued operations                                        (.51)       .04       .24      (.05)

Income (loss) before cumulative effect of accounting changes            1.56      1.14        .58       .78      (.44)

Loss from cumulative effect of accounting changes                                           (1.84)

Net income (loss)                                                 $     1.56 $    1.14  $   (1.26) $    .78 $    (.44)


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                                              EXHIBIT 11